Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Fourth Quarter and Full Year 2019 Financial Results

ATLANTA, February 25, 2020 — PRGX Global, Inc. (Nasdaq: PRGX), a global leader in Recovery Audit and Spend Analytics services, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2019.

Quarterly Highlights

•	Adjusted EBITDA from continuing operations of $11.9 million, net loss from continuing operations of $4.4 million

•	Adjusted EBITDA is the highest in over a decade

•	Delivered on commitment to reach Adjacent Services profitability by the end of 2019

•	Reiterating 2020 annual guidance for Adjusted EBITDA of between $28 million to $30 million

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
Selected Financial Data (dollars in thousands)	2019	2018	% Change	2019	2018	% Change
Revenue
Recovery Audit Services - Americas	$30,413	$32,244	-5.7%	$116,708	$115,920	0.7%
Recovery Audit Services - Europe/Asia-Pacific	14,885	15,863	-6.2%	47,283	49,526	-4.5%
Adjacent Services	1,392	1,526	-8.8%	5,767	6,330	-8.9%
Total	$46,690	$49,633	-5.9%	$169,758	$171,776	-1.2%
Net (loss) income from continuing operations	(4,369)	5,933	-173.6%	(14,328)	3,351	-527.6%
Non-GAAP Financial Measures
Adjusted EBITDA from continuing operations	$11,889	$10,869	9.4%	$22,070	$24,673	-10.5%

“Consistent with the guidance provided last quarter, we delivered significantly improved Adjusted EBITDA performance as we rationalized costs in our business and brought Adjacent Services to profitability. This quarter marks the highest quarterly Adjusted EBITDA the company has delivered in more than 10 years. While our streamlined cost structure is the nearest term evidence of PRGX’s transformation, we remain on track to begin rolling out our next generation technology platform and audit tools in the second quarter that we expect will drive future revenue growth and improved profitability,” said Ron Stewart, President and Chief Executive Officer.

“In 2020, we continue to expect Adjusted EBITDA to grow as we fully realize the benefit of the cost takeout initiatives in 2019 and continue to improve client profitability. We reiterate our expectation of delivering 2020 Adjusted EBITDA within a range of $28 to $30 million, reflecting 25-to-30 percent growth on an assumed flat revenue base, and significant improvement in free cash flow. Looking ahead to 2021 and beyond, we expect to deliver meaningful top-line growth, as the market for Source-to-Pay solutions continues to grow and PRGX further enhances its position in that market,” concluded Stewart.

Unaudited Consolidated Results from Continuing Operations for the Three Months Ended December 31, 2019

Consolidated revenue from continuing operations for the fourth quarter of 2019 was $46.7 million, compared to $49.6 million for the same period in 2018, a decrease of 5.9%. Fourth quarter 2019 revenue from the Recovery Audit Services segments was $45.3 million compared to $48.1 million in the prior year, and from the Adjacent Services segment was $1.4 million compared to $1.5 million in 2018. On a constant dollar basis adjusted for changes in foreign exchange rates, revenue decreased by 6.3% in the fourth quarter of 2019 compared to the same period in the prior year.

Total cost of revenue from continuing operations for the fourth quarter of 2019 was $23.1 million, or 49.5% of revenue, compared to $26.5 million, or 53.4% of revenue, for the same period in the prior year.

Selling, general and administrative expenses from continuing operations for the fourth quarter of 2019 were $14.4 million compared to $13.9 million in the prior year period.

Consolidated net loss from continuing operations for the fourth quarter of 2019 was $4.4 million, or $(0.19) per basic and diluted share, compared to net income of $5.9 million, or $0.26 per basic and diluted share, for the same period in 2018.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) from continuing operations for the fourth quarter of 2019 was $11.9 million, or 25.5% of revenue, compared to Adjusted EBITDA of $10.9 million, or 21.9% of revenue, for the fourth quarter of 2018, an increase of $1.0 million or 9.4%.

Schedule 3 attached to this press release provides a reconciliation of net loss to each of Earnings Before Interest and Taxes (EBIT), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA.

Unaudited Consolidated Results from Continuing Operations for the Year Ended December 31, 2019

Consolidated revenue from continuing operations for the year ended December 31, 2019 was $169.8 million, compared to $171.8 million for the same period in 2018, a decrease of 1.2%. For the year ended December 31, 2019, revenue from the Recovery Audit Services segments was $164.0 million compared to $165.4 million in the prior year, and from the Adjacent Services segment was $5.8 million compared to $6.3 million in 2018. On a constant dollar basis adjusted for changes in foreign exchange rates, revenue increased by 0.1% for the year ended December 31, 2019 compared to the prior year.

Total cost of revenue from continuing operations for the year ended December 31, 2019 was $100.2 million, or 59.0% of revenue, compared to $104.8 million, or 61.0% of revenue, for the prior year, representing a 2.0% improvement as a percentage of revenue.

Selling, general and administrative expenses from continuing operations for the year ended December 31, 2019 were $57.6 million compared to $50.5 million in the prior year.

Consolidated net loss from continuing operations for the year ended December 31, 2019 was $14.3 million, or $(0.63) per basic and diluted share, compared to net income of $3.4 million, or $0.14 per basic and diluted share, for 2018.

Adjusted EBITDA from continuing operations for the year ended December 31, 2019 was $22.1 million, or 13.0% of revenue, compared to Adjusted EBITDA of $24.7 million, or 14.4% of revenue, for 2018, a decrease of $2.6 million or 10.5%.

Schedule 3 attached to this press release provides a reconciliation of net loss to each of EBIT, EBITDA and Adjusted EBITDA.

Cash Flow and Liquidity

Net cash provided by operating activities for the fourth quarter of 2019 was $7.3 million, compared to $5.9 million in the fourth quarter of the prior year, and net cash provided by operating activities was $10.5 million for the year ended December 31, 2019, compared to $2.4 million in the prior year.

At December 31, 2019, the Company had unrestricted cash and cash equivalents of $15.0 million, and borrowings of $37.0 million against its $60.0 million revolving credit facility.

Impairment Charges

Under generally accepted accounting principles, the company is required to perform a periodic impairment test of its goodwill. This analysis is performed in the fourth quarter each year. Additionally, we evaluate goodwill, property, equipment and software, and intangible assets when there is an indicator of impairment. As a result of these analyses, in the fourth quarter the Company recorded a non-cash impairment charge of $10.1 million, with $7.5 million relating to internally developed software that is no longer in use, and $2.6 million relating to the impairment of goodwill associated with our Adjacent Services segment.

Guidance

For 2020, Adjusted EBITDA is expected to be in the range of $28 million to $30 million.

Stock Repurchase Program

Since the February 2014 announcement of the Company’s stock repurchase program, as of December 31, 2019, the Company has repurchased 9.8 million shares. The Company repurchased approximately 0.7 million shares of its outstanding common stock for an aggregate price of $4.7 million in the year ended December 31, 2019.

Fourth Quarter Earnings Call

As previously announced, management will hold a conference call later today at 5:00 PM (Eastern time) to discuss the Company’s fourth quarter and full year 2019 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 2181927.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through June 30, 2020. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/en-us/downloads.

About PRGX

PRGX helps companies spot value in their source-to-pay processes that other sophisticated solutions didn’t get to before. Having identified more than 300 common points of leakage, we help companies reach wider, dig deeper, and act faster to get more value out of their source-to-pay data. We pioneered this industry nearly 50 years ago, and today we help clients in more than 30 countries take back $1.2 billion in annual cash flow. It’s why 75% of top global retailers and a third of the largest companies in the Fortune 500 rely on us. For additional information on PRGX, please visit www.prgx.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s overall condition and growth prospects, and the Company’s expectations regarding its 2020 financial performance. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that does not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, the Company’s ability to execute on its profitability improvement efforts, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue, net	$46,690	$49,633	$169,758	$171,776
Operating expenses:
Cost of revenue	23,090	26,493	100,176	104,825
Selling, general and administrative expenses	14,390	13,862	57,599	50,456
Depreciation of property, equipment and software assets	2,749	2,074	9,981	7,370
Amortization of intangible assets	867	871	3,465	3,395
Acquisition-related adjustment loss (income)	—	12	(250)	(1,628)
Impairment charges	10,073	—	10,073	—

Total operating expenses	51,169	43,312	181,044	164,418

Operating (loss) income from continuing operations	(4,479)	6,321	(11,286)	7,358
Foreign currency transaction (gains) losses on short-term intercompany balances	(736)	272	298	1,002
Interest expense, net	376	363	1,817	1,663
Other loss (income)	1	5	(3)	21

(Loss) income from continuing operations before income tax	(4,120)	5,681	(13,398)	4,672
Income tax expense (benefit)	249	(252)	930	1,321

Net (loss) income from continuing operations	$(4,369)	$5,933	$(14,328)	$3,351

Discontinued operations:
(Loss) income from discontinued operations	(34)	1,926	608	1,242
Income tax expense	—	—	—	—

Net (loss) income from discontinued operations	(34)	1,926	608	1,242
Net (loss) income	$(4,403)	$7,859	$(13,720)	$4,593

Basic (loss) income per common share:
Basic (loss) income from continuing operations	$(0.19)	$0.26	$(0.63)	$0.14
Basic income from discontinued operations	—	0.08	0.03	0.06

Total basic (loss) income per common share	$(0.19)	$0.34	$(0.60)	$0.20

Diluted (loss) income per common share:
Diluted (loss) income from continuing operations	$(0.19)	$0.26	$(0.63)	$0.14
Diluted income from discontinued operations	—	0.08	0.03	0.06

Total diluted (loss) income per common share	$(0.19)	$0.34	$(0.60)	$0.20

Weighted average common shares outstanding:
Basic	22,463	23,036	22,651	22,811

Diluted	22,463	23,619	22,651	23,434

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$14,982	$13,973
Restricted cash	46	46
Receivables:
Contract receivables, net	43,112	46,865
Employee advances and miscellaneous receivables, net	704	567

Total receivables	43,816	47,432
Prepaid expenses and other current assets	5,582	3,144

Total current assets	64,426	64,595

Property, equipment and software, net	17,746	$22,028
Operating lease right-of-use assets	10,969	—
Goodwill	15,070	17,531
Intangible assets, net	11,506	14,945
Deferred income taxes	3,921	3,561
Other assets	1,828	2,169

Total assets	$125,466	$124,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,326	$7,515
Accrued payroll and related expenses	12,951	15,073
Current portion of operating lease liabilities	3,717	—
Refund liabilities	4,513	6,497
Deferred revenue	2,217	2,428
Current portion of long-term debt	17	48
Current portion of business acquisition obligations	—	4,162

Total current liabilities	27,741	35,723
Long-term debt	36,603	21,553
Long-term operating lease liabilities	7,435	—
Refund liabilities	9	100
Deferred income taxes	628	666
Other long-term liabilities	—	458

Total liabilities	72,416	58,500

Shareholders’ equity:
Common stock	234	232
Additional paid-in capital	582,404	582,574
Accumulated deficit	(529,176)	(515,456)
Accumulated other comprehensive income	(412)	(1,021)

Total shareholders’ equity	53,050	66,329

Total liabilities and shareholders’ equity	$125,466	$124,829

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net (Loss) Income to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Reconciliation of net (loss) income to EBIT, EBITDA and Adjusted EBITDA:
Net (loss) income	$(4,403)	$7,859	$(13,720)	$4,593
Income tax expense (benefit)	249	(252)	930	1,321
Interest expense, net	376	363	1,817	1,663

EBIT	(3,778)	7,970	(10,973)	7,577
Depreciation of property, equipment and software assets	2,749	2,074	9,981	7,371
Amortization of intangible assets	867	871	3,465	3,395

EBITDA	(162)	10,915	2,473	18,343
Impairment charges	10,058	—	10,058	—
Foreign currency transaction (gains) losses on short-term intercompany balances	(736)	272	298	1,002
Acquisition-related adjustment loss (income)	—	12	(250)	(1,628)
Transformation, severance, and other expenses	1,322	694	5,157	3,122
Other loss (income)	1	5	(3)	21
Stock-based compensation	1,357	897	4,930	5,056

Adjusted EBITDA	$11,840	$12,795	$22,663	$25,916

Adjusted EBITDA from continuing operations	$11,889	$10,869	$22,070	$24,673

Adjusted EBITDA from discontinued operations	$(49)	$1,926	$593	$1,243

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net (loss) income	$(4,403)	$7,859	$(13,720)	$4,593
Adjustments to reconcile net (loss) income to net cash from operating activities:
Impairment charges	10,058	—	10,058	—
Depreciation and amortization	3,616	2,946	13,446	10,766
Amortization of deferred loan costs	5	—	126	53
Deferred income taxes	(429)	(1,490)	(425)	(1,321)
Stock-based compensation expense	1,495	897	5,068	5,056
Changes in fair value of contingent consideration	—	12	(250)	(1,628)
Foreign currency transaction (gains) losses on short-term intercompany balances	(736)	272	298	1,002
Long-term incentive compensation payout	—	—	—	(6,378)
(Increase) decrease in receivables	(5,240)	(10,181)	4,107	(9,631)
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	4,245	5,367	(3,386)	(855)
Other, primarily changes in assets and liabilities	(1,319)	173	(4,822)	769

Net cash provided by operating activities	7,292	5,855	10,500	2,426

Cash flows from investing activities:
Purchases of property, equipment and software, net of disposals	(3,348)	(2,499)	(15,027)	(10,398)
Business acquisition, net of cash acquired	—	—	—	19

Net cash used in investing activities	(3,348)	(2,499)	(15,027)	(10,379)

Cash flows from financing activities:
Net borrowings under line of credit	1,000	4,000	15,400	8,000
Payment of earnout liability related to business acquisitions	—	—	(4,229)	(4,000)
Payment of deferred loan costs	(78)	—	(472)	(38)
Repurchases of common stock	(442)	(4,069)	(4,654)	(4,069)
Other, net	(43)	262	(582)	3,141

Net cash provided by financing activities	437	193	5,463	3,034

Effect of exchange rates on cash and cash equivalents	(590)	(123)	73	64

Net change in cash, cash equivalents and restricted cash	3,791	3,426	1,009	(4,855)
Cash, cash equivalents and restricted cash at beginning of period	11,237	10,593	14,019	18,874

Cash, cash equivalents and restricted cash at end of period	$15,028	$14,019	$15,028	$14,019

Noncash investing activities:
Capital expenditures for property, equipment, and software not paid by period end	$17	$1,954	$17	$1,954

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Change	2019	2018	Change
Revenue, net
Recovery Audit Services—Americas	$30,413	$32,244	$(1,831)	$116,708	$115,920	$788
Recovery Audit Services—Europe/Asia-Pacific	14,885	15,863	(978)	47,283	49,526	(2,243)
Adjacent Services	1,392	1,526	(134)	5,767	6,330	(563)

Total	$46,690	$49,633	$(2,943)	$169,758	$171,776	$(2,018)

Cost of revenue
Recovery Audit Services—Americas	$15,724	$17,031	$(1,307)	$64,864	$69,897	$(5,033)
Recovery Audit Services—Europe/Asia-Pacific	7,042	7,216	(174)	27,618	27,767	(149)
Adjacent Services	324	2,246	(1,922)	7,694	7,161	533

Total	$23,090	$26,493	$(3,403)	$100,176	$104,825	$(4,649)

Selling, general and administrative expenses
Recovery Audit Services—Americas	$3,261	$3,103	$158	$13,751	$11,849	$1,902
Recovery Audit Services—Europe/Asia-Pacific	1,047	1,796	(749)	7,600	7,439	161
Adjacent Services	66	262	(196)	1,147	1,685	(538)
Corporate	10,016	8,701	1,315	35,101	29,483	5,618

Total	$14,390	$13,862	$528	$57,599	$50,456	$7,143

Impairment charges and acquisition-related adjustments
Recovery Audit Services—Americas	$1,497	$—	$1,497	$1,247	$—	$1,247
Recovery Audit Services—Europe/Asia-Pacific	24	—	24	24	—	24
Adjacent Services	3,425	—	3,425	3,425	—	3,425
Corporate	5,127	12	5,115	5,127	(1,628)	6,755

Total	$10,073	$12	$10,061	$9,823	$(1,628)	$11,451

Depreciation of property, equipment and software assets
Recovery Audit Services—Americas	$2,312	$1,669	$643	$8,184	$5,545	$2,639
Recovery Audit Services—Europe/Asia-Pacific	186	171	15	706	683	23
Adjacent Services	251	234	17	1,091	1,142	(51)

Total	$2,749	$2,074	$675	$9,981	$7,370	$2,611

Amortization of intangible assets
Recovery Audit Services—Americas	$437	$446	$(9)	$1,750	$1,664	$86
Recovery Audit Services—Europe/Asia-Pacific	43	36	7	169	172	(3)
Adjacent Services	387	389	(2)	1,546	1,559	(13)

Total	$867	$871	$(4)	$3,465	$3,395	$70

Operating income (loss)
Recovery Audit Services—Americas	$7,182	$9,995	$(2,813)	$26,912	$26,965	$(53)
Recovery Audit Services—Europe/Asia-Pacific	6,543	6,644	(101)	11,166	13,465	(2,299)
Adjacent Services	(3,061)	(1,605)	(1,456)	(9,136)	(5,217)	(3,919)
Corporate	(15,143)	(8,713)	(6,430)	(40,228)	(27,855)	(12,373)

Total	$(4,479)	$6,321	$(10,800)	$(11,286)	$7,358	$(18,644)

Adjusted EBITDA from continuing operations
Recovery Audit Services—Americas	$12,520	$12,326	$194	$40,217	$35,118	$5,099
Recovery Audit Services—Europe/Asia-Pacific	7,078	7,046	32	12,732	15,514	(2,782)
Adjacent Services	909	(982)	1,891	(2,213)	(2,450)	237
Corporate	(8,618)	(7,521)	(1,097)	(28,666)	(23,509)	(5,157)

Total	$11,889	$10,869	$1,020	$22,070	$24,673	$(2,603)

*

The Recovery Audit Services - Americas segment represents recovery audit services provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The Adjacent Services segment represents advisory services, spend analytics and supplier information management services.